Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2007, by and among Greenwich Capital Commercial Funding Corp as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-GG11 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of such Master Servicer during the period from October 1, 2007 to  December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, such Master Servicer, has fulfilled all of its  obligations under this Agreement in all material respects throughout the period October 1, 2007, through December 31, 2007;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director Wachovia Bank National Association	Marilyn Addison, Director Wachovia Bank National Association

O:\Shared/SP/Income/Compliance 3rdParty Oversight/Annual Certification/Certification_0308/2007/Greenwich 2007 GG11